MANAGEMENT AGREEMENT

TO:     IPS ADVISORY, INC.
           1225 WEISGARBER ROAD,
           SUITE S-380
           KNOXVILLE, TN 37909

Dear Sirs:

          IPS Funds (the "Trust") herewith confirms our agreement with IPS Advisory, Inc. (the "Advisor").

          The Trust has been organized to engage in the business of an investment company. The Trust currently offers three series of shares to investors, one of which is the IPS iFund (the "Fund").

          Notwithstanding the Management Agreements between the Advisor and the Trust dated November 1, 1994 and August 3, 1998 which provide (among other things) that the Advisor shall act as the sole investment adviser and provide operating services to the Trust for every series of the Trust, the parties hereby agree to enter into this Management Agreement regarding the provision of investment advisory and certain other services by the Advisor to the Fund as more fully set forth below. Accordingly, the Advisor and the Trust agree to the following.

          1.           ADVISORY SERVICES

                        The Advisor will oversee the Fund’s management process and provide support services subject to such policies and instructions as the Trust’s Board of Trustees ("Board") may from time to time establish. The Fund is an interactive mutual fund which will have much of the investment management process conducted by the Fund’s shareholders. When the Fund’s shareholders vote to trade securities, the Advisor will execute the trades. The Advisor will ensure that trades are conducted within legal and regulatory constraints. It will also ensure that the transactions can be practicably carried out in light of the Fund’s cash position and portfolio holdings. In addition, the Advisor will provide brokerage research, and use reasonable efforts to maintain (and enhance) a secure Internet Web site, develop the database engine required to enable the Fund’s shareholders to conduct the investment management securely and efficiently, and post the Fund’s holdings on the Fund’s Internet Web site on a real time basis, to the extent practicable. The Advisor will also regularly communicate with the Fund’s shareholders through the Fund’s Internet Web site, and support shareholder discussion through a chatroom and message board. The Advisor will also advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Fund.

          2.           ALLOCATION OF CHARGES AND EXPENSES

                        Except as provided below, the Advisor will pay all operating expenses of the Fund, including the compensation and expenses of any trustees, officers and employees of the Fund and of any other persons rendering any services to the Trust; clerical and shareholder service staff salaries; office space and other office expenses; expenses incurred in developing, maintaining and enhancing the Fund’s Internet Web site; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; non-organizational expenses of registering shares under federal and state securities laws; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund’s current and prospective shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares; and all other operating expenses not specifically assumed by the Fund.

                        The Fund will pay all brokerage fees and commissions, taxes, interest, expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Fund’s trustees and officers with respect thereto. The Advisor may obtain reimbursement from the Fund for any of the expenses advanced by the Advisor which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of the Advisor’s compensation pursuant to this Agreement.

          3.           COMPENSATION OF THE ADVISOR

                        For all of the services to be rendered and payments to be made as provided in this Agreement, the Fund will pay the Advisor, as of the last business day of each month, a fee at the annual rate of 1.40% of the average value of the daily net assets of the Fund up to and including $50,000,000 and .95% of such assets in excess of $50,000,000.

                        The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the series as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, the Advisor’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

          4.          EXECUTION OF PURCHASE AND SALE ORDERS

                        In connection with purchases or sales of portfolio securities for the Fund, it is understood that the Advisor will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Advisor, subject to review of this selection by the Board from time to time. The Advisor will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Advisor is directed at all times to seek the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

                        The Advisor should seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Advisor is authorized to select brokers or dealers who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). The Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer.

                        Brokerage determinations may be viewed in terms of either a particular transaction or the Advisor’s overall responsibilities with respect to the Fund and to accounts over which the Advisor exercise investment discretion. The parties understand and acknowledge that, although the information may be useful to the parties, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

                        Subject to the provisions of the Investment Company Act of 1940, as amended, and other applicable law, the Advisor or any of the Advisor’s affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Advisor gives any advice to clients of the Advisor concerning the shares of the Fund, the Advisor will act solely as investment counsel for such client and not in any way on behalf of the Fund. The Advisor’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Advisor may render investment advice, management and other services to others, including other registered investment companies.

          5.          LIMITATION OF LIABILITY OF ADVISER

                        The Advisor may rely on information reasonably believed by the Advisor to be accurate and reliable. Except as may otherwise be required by the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the rules thereunder, neither the Advisor nor the Advisor’s shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust or the Fund in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the Advisor’s duties under this Agreement, or by reason of reckless disregard by any of such persons of the Advisor’s obligations and duties under this Agreement.

                        Any person, even though also a director, officer, employee, shareholder or agent of the Advisor, who may be or become an officer, director, trustee, employee or agent of the Trust or the Fund, shall be deemed, when rendering services to the Trust or the Fund or acting on any business of the Trust or the Fund (other than services or business in connection with the Advisor’s duties hereunder), to be rendering such services to or acting solely for the Trust or the Fund and not as a director, officer, employee, shareholder or agent of the Advisor, or one under the Advisor’s control or direction, even though paid by the Advisor.

          6.           DURATION AND TERMINATION OF THIS AGREEMENT

                        This Agreement shall take effect on the date of its execution and shall remain in force for a period of two (2) years from the date of its execution, and from year to year thereafter, subject to annual approval by (i) the Board or (ii) a vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of the Fund, provided that in either event continuance is also approved by a majority of the trustees who are not "interested persons," as defined in the Investment Company Act of 1940, of the Fund, by a vote cast in person at a meeting called for the purpose of voting such approval.

                        If the shareholders fail to approve the Agreement in the manner set forth above, upon request of the Board, the Advisor will continue to serve or act in such capacity for the Fund for the period of time pending required approval of a new agreement with the Advisor or a different adviser or other definitive action; provided that the compensation to be paid by the Trust to the Advisor for the Advisor’s services to and payments on behalf of the Fund will be equal to the lesser of the Advisor’s actual costs incurred in furnishing such services and payments or the amount the Advisor would have received under this Agreement for furnishing such services and payments.

                        This Agreement may, on sixty days written notice, be terminated without the payment of any penalty by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Advisor. This Agreement shall automatically terminate in the event of its assignment.

          7.           USE OF NAME

                        The Trust and the Advisor acknowledge that all rights to the names "IPS" and "iFund" belong to the Advisor, and that the Trust is being granted a limited license to use such words in the name of the Trust and the Fund. In the event the Advisor ceases to be the adviser to the Fund, the Trust’s right to the use of the names "IPS" and "iFund" shall automatically cease on the thirtieth day following the termination of this Agreement. The right to the name may also be withdrawn by the Advisor during the term of this Agreement upon thirty (30) days’ written notice by the Advisor to the Trust. Nothing contained herein shall impair or diminish in any respect, the Advisor’s right to use the names "IPS" and "iFund" in the name of, or in connection with, any other business enterprises with which the Advisor are or may become associated. There is no charge to the Trust or the Fund for the right to use these names.

          8.           AMENDMENT OF THIS AGREEMENT

                        No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Advisor or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under current interpretations of the Act by the Securities and Exchange Commission) by vote of the holders of a majority of the outstanding voting securities of the Fund.

          9.           LIMITATION OF LIABILITY TO TRUST PROPERTY

                        It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Trust or shareholders of the Fund and signed by officers of the Fund, acting as such, and neither such authorization by such trustees or shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust.

          10.           SEVERABILITY

                        In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

          11.           QUESTIONS OF INTERPRETATION

                        (a)        This Agreement shall be governed by the laws of the State of Ohio.

                        (b)        Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "Act") shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

          12.           NOTICES

                        Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and the Advisor’s address for this purpose shall be 1225 Weisgarber Road, Suite S-380, Knoxville, TN 37909.

          13.           COUNTERPARTS

                        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          14.           BINDING EFFECT

                        Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

          15.           CAPTIONS

                        The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                        Please sign below and return one original to the Trust, whereupon this Agreement shall become a binding upon the date thereof.

very truly,

IPS FUNDS
ATTEST

____________________	By:____________________
Robert Loest, Secretary	Gregory D’Amico, President

Dated: January __, 2001

ACCEPTANCE

The foregoing Agreement is hereby accepted.

ATTEST

____________________	By:____________________
Robert Loest, Secretary	Gregory D’Amico, President

Dated: January __, 2001